Exhibit 4.1

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this "Instrument"), dated as of October 15, 2008 ("Effective Date"), is by and among, Hawker Beechcraft Acquisition Company LLC, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 10511 East Central, Wichita, Kansas, 67206 and Hawker Beechcraft Notes Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 10511 East Central, Wichita, Kansas, 67206 (collectively, the "Company"), Deutsche Bank National Trust Company, a corporation duly organized and existing under the laws of the State of California, having its corporate trust office at 222 South Riverside Plaza, 25th Floor, Chicago, IL 60606 (the "Successor Trustee"), and Wells Fargo Bank, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 213 Court Street, Suite 703, Middletown, CT 06457 (the "Resigning Trustee"). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indentures (as defined below).

RECITALS

WHEREAS, pursuant to an indenture dated as of March 26, 2007 (as so supplemented, the "Senior Indenture"), as amended by the First Supplemental Senior Notes Indenture, dated June 30, 2008, each entered into by and among the Company, the guarantors named therein and the Resigning Trustee, relating to the issuance of (i) $400,000,000 aggregate principal amount of its 8.5% Senior Fixed Rate Notes due 2015 and (ii) $400,000,000 aggregate principal amount of its 8.875%/9.625% Senior PIK Election Notes due 2015 (the "Senior Notes");

WHEREAS, pursuant to an indenture dated as of March 26, 2007 (as so supplemented, the "Senior Subordinated Indenture" and together with the Senior Indenture, the "Indentures"), as amended by the First Supplemental Senior Subordinated Notes Indenture, dated June 30, 2008, each entered into by and among the Company, the guarantors named therein and the Resigning Trustee, relating to the issuance of $300,000,000 aggregate principal amount of its 9.750% Senior Subordinated Notes due 2017 (the "Senior Subordinated Notes" and together with the Senior Notes, the "Notes");

WHEREAS, the Company appointed the Resigning Trustee as the Trustee, Paying Agent and Registrar under the Indentures;

WHEREAS, there is presently issued and outstanding $800,000,000 in aggregate principal amount of the Senior Notes;

WHEREAS, there is presently issued and outstanding $300,000,000 in aggregate principal amount of the Senior Subordinated Notes;

WHEREAS, Section 7.08 of each of the Indentures provides that the Trustee may at any time resign by giving thirty days (30) prior written notice of such resignation to the Company;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Paying Agent and Registrar and the Company desires to appoint the Successor Trustee as Trustee, Paying Agent and Registrar to succeed the Resigning Trustee under the Indentures; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Paying Agent, and Registrar under the Indentures;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee. The Resigning Trustee hereby resigns as Trustee, Paying Agent and Registrar under the Indentures. The Company accepts the resignation of the Resigning Trustee as Trustee, Paying Agent and Registrar and hereby appoints the Successor Trustee as Trustee, Paying Agent and Registrar under the Indentures.

2. Company Representations and Warranties. The Company represents and warrants to the Successor Trustee that:

a. It is duly organized and validly existing;

b. The execution and delivery of this Instrument has been duly authorized by the Company; and

c. To the extent Section 7.08 of each of the Indentures requires thirty days (30) prior written notice of the Trustee's resignation; such provision has been waived by the Company.

3. Resigning Trustee Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a. No covenant or condition contained in the Indentures has been waived by the Resigning Trustee or, to the knowledge of the Responsible Officer who is signing this document, by the holders of the percentage in aggregate principal amount of the Notes required by the Indentures to effect any such waiver;

b. There is no action, suit or proceeding pending or, to the knowledge of the Responsible Officer who is signing this document, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Paying Agent and Registrar under the Indentures;

c. Resigning Trustee shall endeavor to deliver to Successor Trustee, as of or immediately after the Effective Date hereof, all of the documents listed in Exhibit C hereto, including other documents relating to the Indentures and all information in the possession of its corporate trust department relating to the administration and status of the Indentures;

d. The execution and delivery of this Instrument have been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee's legal, valid, binding and enforceable obligation;

e. The Resigning Trustee certifies that $800,000,000 in principal amount of the Senior Notes is outstanding and interest has been paid through October 1, 2008;

f. The Resigning Trustee certifies that $300,000,000 in principal amount of the Senior Subordinated Notes is outstanding and interest has been paid through October 1, 2008; and

g. The Indentures, as supplemented remain in full force and effect.

4. Successor Trustee Representation and Warranty. The Successor Trustee represents and warrants to the Resigning Trustee and the Company that it is eligible to serve as Trustee under Section 7.10 of each of the Indentures.

5. Acceptance by Successor Trustee. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under the Indenture shall be effective 10 business days after the date first above written. The Successor Trustee will perform said rights, powers and duties upon the terms and conditions set forth in the Indentures. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, forms of which are annexed hereto as Exhibit A and Exhibit B, to be sent to each holder of the Senior Notes and Senior Subordinated Notes, respectively.

6. Assignment etc. by Resigning Trustee. Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee under the Indentures, upon the trusts expressed in the Indentures, all rights, powers, trusts privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indentures, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indentures.

7. Additional Documentation. The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, trusts, privileges, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8. Choice of Laws. This Instrument shall be governed by the laws of the State of New York.

9. Counterparts. This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all counterparts shall constitute but one Instrument.

10. Survival of Company's Obligations to Resigning Trustee. Notwithstanding the resignation of the Resigning Trustee as Trustee under the Indenture, the Company shall remain obligated under the Indentures to compensate, reimburse and indemnify the Resigning Trustee in connection with its trusteeship as provided in the Indentures, and nothing contained in this Instrument shall in any way abrogate the obligations of the Company to the Resigning Trustee under the Indentures or any lien created in favor of the Resigning Trustee thereunder.

11. Notices. All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE SUCCESSOR TRUSTEE:

Deutsche Bank National Trust Company

Attn: George Kubin, Vice President

222 South Riverside Plaza, 25th Floor
Chicago, IL 60606

Telephone: (312) 537-1159

Fax: (312) 537-1009

TO THE RESIGNING TRUSTEE:

Wells Fargo Bank, N.A.

Attn: Corporate Trust Services

625 Marquette Avenue, 11th Floor

MAC N9311-115

Minneapolis MN 55479

Telephone: (612) 667-4802

Fax: ((612) 667-2160

TO THE COMPANY:

Hawker Beechcraft Acquisition Company LLC

Hawker Beechcraft Notes Company

Attn: General Counsel

10511 East Central

Wichita, KS 67206

Telephone: (316) 676-0639

Fax: (316) 676-0514

12. Effectiveness. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first set forth above, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Paying Agent and the appointment of the Successor Trustee as Paying Agent under the Indenture shall be effective 10 business days after the date first above written.

IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Hawker Beechcraft Acquisition Company LLC and

Hawker Beechcraft Notes Company, as Issuer

By___/s/ George M. Sellew

Its__Vice President and Treasurer

Wells Fargo Bank, N.A., as Resigning Trustee

By__/s/ Jeffrey Carlson__________________

Its__Vice President____________________

Deutsche Bank National Trust Company, as Successor Trustee

By__/s/ George F. Kubin________________

Its__Vice President__________________

By__/s/ Jeffrey J. Powell________________

Its___Vice President_________________

EXHIBIT A

[Deutsche Bank National Trust Company Letterhead]

Notice to Holders of Hawker Beechcraft Acquisition Company LLC

And Hawker Beechcraft Notes Company (the "Issuer") 8.5% Senior Fixed Rate Notes Due 2015 and 8.875%/9.625% Senior PIK Election Notes Due 2015:

We hereby notify you of the resignation of Wells Fargo Bank, N.A., as Trustee under the Indenture, dated as of March 26, 2007, pursuant to which your Notes were issued and are outstanding.

The Issuer has appointed Deutsche Bank National Trust Company, whose Corporate Trust Office is located at 222 South Riverside Plaza, 25th Floor
Chicago, IL 60606, as successor Trustee under the Indenture, which appointment has been accepted and become effective.

Dated: October 15, 2008

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Successor Trustee

EXHIBIT B

[Deutsche Bank National Trust Company Letterhead]

Notice to Holders of Hawker Beechcraft Acquisition Company LLC

And Hawker Beechcraft Notes Company (the "Issuer") 9.750% Senior Subordinated Notes Due 2017:

We hereby notify you of the resignation of Wells Fargo Bank, N.A., as Trustee under the Indenture, dated as of March 26, 2007, pursuant to which your Notes were issued and are outstanding.

The Issuer has appointed Deutsche Bank National Trust Company, whose Corporate Trust Office is located at 222 South Riverside Plaza, 25th Floor
Chicago, IL 60606, as successor Trustee under the Indenture, which appointment has been accepted and become effective.

Dated: October 15, 2008

DEUTSCHE BANK NATIONAL TRUST COMPANY,

as Successor Trustee

EXHIBIT C

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indentures:

    Copy of the most recent of each of the SEC reports delivered by the Company pursuant to the Indentures.

    Copy of the Indentures.

    File of Closing Documents.

    Copy of the most recent Compliance Certificates delivered pursuant to the Indentures.

    Certified list of noteholders as of the Effective Date, certificate detail and all "stop transfers" and the reason for such "stop transfers" (or, alternatively, if there are a substantial number of registered Noteholders, the computer tape reflecting the identity of such noteholders).

    Copies of any official notices sent by the Trustee to all the noteholders of the Notes pursuant to the terms of the Indentures during the past twelve months.

    Such other nonconfidential, unprivileged documents as the Successor Trustee may request.

CH01/ 25224864.2